EXHIBIT 10.97

2026 AMENDMENT TO

RADIAN GROUP INC.

BENEFIT RESTORATION PLAN

WHEREAS, Radian Group Inc. (“Radian”) and its subsidiaries (collectively, the “Employer”) established and maintain the Radian Group Inc. Benefit Restoration Plan (the “Plan”);

WHEREAS, Section 10.01 of the Plan provides that Radian reserves the right to amend the Plan at any time, by action of its Board of Directors (the “Board”), provided that no amendment reduces a Plan participant’s benefits that are earned and vested prior to the date of the amendment; and

WHEREAS, the Board has determined that the Plan should be amended to clarify eligible categories of employees of the Employer and make other clarifying changes.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2026:

1.
Section 2.1 of the Plan (“Plan administrator”) is amended to replace the reference to the “Compensation and Human Resources Committee” therein with the “Compensation and Human Capital Management Committee.”

2.
Section 3.1 of the Plan (“Plan participation”) is amended in its entirety as follows, with additions shown in bold italic and deletions shown in strikethrough below:

“Plan participation. A~~n~~ U.S. employee of the Employer who is employed or otherwise retained by, or who primarily provides services to, Radian or a subsidiary or affiliate of Radian that is incorporated or established inside the U.S. shall be a participant in the Plan (Participant) in each Plan Year in which his or her Compensation exceeds the limit on compensation under Code Section 401(a)(17) ~~($225,000 for 2007~~ $360,000 for 2026). Any employees who do not satisfy the requirements described in the preceding sentence shall not be eligible to participate in the Plan. For purposes of this Plan, Compensation means a Participant's base salary, bonus, and commission income that is paid in the Plan Year, the sum of which does not exceed the greatest of (i) the Participant's base salary plus the Participant's bonus up to (but not exceeding) 25% of his or her base salary, (ii) the Participant's base salary plus the Participant's commission income up to (but not exceeding) 25% of his or her base salary, or (iii) 75% of the sum of the Participant's base salary and commission income. For purposes of this Plan, commission income shall include quarterly Management-Based Objectives. A Participant shall remain a Participant as long as he or she has an account balance in the Plan.”

3.
In all respects not amended herein, the Plan is ratified and confirmed.

IN WITNESS WHEREOF, Radian has caused this Amendment to be executed by its duly authorized officer on this 10th day of February, 2026.

Radian Group Inc.

BY: /s/ Dana Keyser
Name: Dana Keyser
Title: SVP, Total Rewards